Exhibit 23.2


                       CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the registration statement on Form S-3 of Activision, Inc. of our report dated May 5, 2000, except as to Note 14, which is as of June 9, 2000, relating to the consolidated balance sheet of Activision, Inc. and subsidiaries as of March 31, 2000 and the related consolidated statements of operations, changes in shareholders' equity, and cash flows for each of the years in the two-year period ended March 31, 2000, and the related financial statement schedule for each of the years in the two-year period ended March 31, 2000, which report appears in the March 31, 2001 annual report on Form 10-K of Activision, Inc.

We also consent to the use of our report dated May 5, 2000, except as to Note 17, which is as of June 9, 2000, Note 6, which is as of April 1, 2001, and Note 1, which is as of November 6, 2001, relating to the consolidated balance sheet of Activision, Inc. and subsidiaries as of March 31, 2000 and the related consolidated statements of operations, changes in shareholders' equity, and cash flows for each of the years in the two-year period ended March 31, 2000, included herein.

We also consent to the reference to our firm under the heading "Experts" in the registration statement on Form S-3.


KPMG LLP

Los Angeles, California
May 31, 2002